Registration Statement No. 333-

 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ENTERPRISE BANCORP, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	04-3308902
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

222 Merrimack Street
Lowell, Massachusetts	01852
(Address of Principal Executive Offices)	(Zip Code)

Enterprise Bancorp, Inc.
2016 Stock Incentive Plan
(Full title of the plan)

James A. Marcotte
Executive Vice President, Chief Financial Officer
and Treasurer
Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, Massachusetts 01852
(978) 459-9000
(Name, address, including zip code and telephone number,
including area code, of agent for service)

with a copy to:
Peter G. Weinstock, Esq.
Hunton & Williams LLP
1445 Ross Avenue
Dallas, Texas 75202

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $.01 par value	350,000 shares	$26.45	$9,257,500	$932.23

(1)	Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the common stock as reported on the Nasdaq Global Market on September 22, 2016.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.
Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Registrant Information and Employee Plan Annual Information.
Not required to be filed with the Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which Enterprise Bancorp, Inc. (the “Company”) has filed with the Commission (File No. 001-33912) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this Registration Statement by reference (other than documents or information included in such documents deemed to have been furnished and not filed in accordance with Commission rules):

•
the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (including portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on March 31, 2016, incorporated by reference in such Annual Report on Form 10-K);

•	the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016;

•
the Company’s Current Reports on Form 8-K filed on January 19, 2016, January 20, 2016, March 18, 2016, April 8, 2016, April 19, 2016, April 21, 2016, April 27, 2016, May 5, 2016, June 6, 2016, June 24, 2016 and July 19, 2016;

•
the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed on July 16, 1996, and any amendments or reports filed for the purpose of updating such description; and

•
the description of the Company’s preferred share purchase rights contained in the Company’s Registration Statement on Form 8-A filed on January 11, 2008, and any amendments or reports filed for the purpose of updating such description.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and made a part hereof from the date of filing of such documents. Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Article VI of its By-laws, the Company is required under certain circumstances to indemnify its officers, non-officer employees, and directors. These provisions are in addition to all other rights which any officer, non-officer employee, or director may be entitled to as a matter of law. The full text of Article VI of the By-laws is set forth below.

ARTICLE VI
INDEMNIFICATION

SECTION 1. Definitions. For purposes of this Article: (a) “Officer” means any person who serves or has served as a Director of the Corporation or in any other office filled by election or appointment by the shareholders or the Board of Directors and any heirs or personal representatives of such person; (b) “Non-Officer Employee” means any person who serves or has served as an employee of the Corporation but who is not or was not an Officer and any heirs or personal representatives of such person; (c) “Proceeding” means any action, suit or proceeding, civil or criminal, brought or threatened in or before any court, tribunal, administrative or legislative body or agency and any claim which could be the subject of a Proceeding; and (d) “Expenses” means any liability fixed by a judgment, order, decree or award in a Proceeding, any amount reasonably paid in settlement of a Proceeding and any professional fees or other disbursements reasonably incurred in a Proceeding.

SECTION 2. Officers. Except as provided in Sections 4 and 5 of this Article VI, each Officer of the Corporation shall be indemnified by the Corporation against all Expenses incurred by such Officer in connection with any Proceedings in which such Officer is involved as a result of serving or having served (a) as an Officer or employee of the Corporation; (b) as a director, officer or employee of any corporation, organization, partnership, joint venture, trust or other entity the majority of the equity of which is owned by the Corporation; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Board of Directors.

SECTION 3. Non-Officer Employees. Except as provided in Sections 4 and 5 of this Article VI, each Non-Officer Employee of the Corporation may, in the discretion of the Board of Directors, be indemnified against any or all Expenses incurred by such Non-Officer Employee in connection with any Proceeding in which such Non-Officer Employee is involved as a result of serving or having served (a) as a Non-Officer Employee of the Corporation; (b) as a director, officer or employee of any corporation, organization, partnership, joint venture, trust or other entity the majority of the equity of which is owned by the Corporation; or (c) in any capacity with any other corporation, organization, partnership, joint venture, trust or other entity at the request or direction of the Corporation.

SECTION 4. Service at the Request or Direction of the Board of Directors. No indemnification shall be provided to an Officer or Non-Officer Employee with respect to serving or having served in any of the capacities described in Section 2(c) or 3(c) above unless the following two conditions are met: (a) such service was requested or directed in each specific case by vote of the Board of Directors prior to the occurrence of the event to which the indemnification relates, and (b) the Corporation maintains insurance coverage for the type of indemnification sought. In no event shall the Corporation be liable for indemnification under Section 2(c) or 3(c) for any amount in excess of the proceeds of insurance received with respect to such coverage as the Corporation in its discretion may elect to carry. The Corporation may but shall not be required to maintain insurance coverage with respect to indemnification under Section 2(c) or 3(c) above.

Notwithstanding any other provision of this Section 4, the Board of Directors may provide an Officer or Non-Officer Employee with indemnification under Section 2(c) or 3(c) above as to a specific Proceeding even if one or both of the two conditions specified in this Section 4 have not been met and even if the amount of the indemnification exceeds the amount of the proceeds of any insurance which the Corporation may have elected to carry, provided that the Board of Directors in its discretion determines it to be in the best interests of the Corporation to do so.

SECTION 5. Good Faith. Nothing hereinbefore to the contrary, no indemnification shall be provided to an Officer or to a Non‑Officer Employee with respect to a matter as to which such person shall have been adjudicated in any Proceeding not to have acted in good faith in the reasonable belief that the action of such person was in the best interests of the Corporation. In the event that a Proceeding is compromised or settled so as to impose any liability or obligation upon an Officer or Non‑Officer, no indemnification shall be provided to said Officer or Non‑Officer Employee with respect to a matter if there be a determination that with respect to such matter such person did not act in good faith in the reasonable belief that the action of such person was in the best interests of the Corporation; provided, however, the Corporation shall have no obligation to indemnify any Officer or Non-Officer Employee, whether or not such person satisfied the standard of conduct set forth in this section, with respect to any Proceeding in which (i) such person was, is or is threatened to be named a defendant or respondent, (ii) the Corporation is a claimant and (iii) a majority of the Board of Directors authorized the Corporation to act in the capacity of a claimant with respect to such person. The determination shall be made by a majority vote of those Directors who are not involved in such Proceeding. However, if more than half of the Directors are involved in such Proceeding, the determination shall be made by a majority vote of a committee of three disinterested Directors chosen by the disinterested Directors at a regular or special meeting. If there are less than three disinterested Directors, the determination shall be based upon the opinion of the Corporation’s regular outside counsel, unless such counsel has been involved in any way in such Proceeding or in any matter that is the subject of or otherwise related in any way to such Proceeding, in which case the determination shall be based upon the opinion of an independent outside counsel that has no such prior involvement in the Proceeding or any related matter.

SECTION 6. Prior to Final Disposition. To the extent authorized by the Board of Directors, by the committee of Directors referred to in Section 5 of this Article VI or by the opinion of the counsel referred to in such Section 5, any indemnification provided for under this Article VI may include payment by the Corporation of Expenses incurred in defending a Proceeding in advance of the final disposition of such Proceeding upon receipt of an undertaking by the Officer or Non-Officer Employee seeking indemnification to repay such payment if such Officer or Non-Officer Employee shall be adjudicated or determined to be not entitled to indemnification under this Article VI.

SECTION 7. Insurance. The Corporation may purchase and maintain insurance to protect itself and any Officer or Non-Officer Employee against any liability of any character asserted against or incurred by the Corporation or any such Officer or Non-Officer Employee, or arising out of any such status, whether or not the Corporation would have the power to indemnify such person against such liability by law or under the provisions of this Article VI.

SECTION 8. Other Indemnification Rights. Nothing in this Article VI shall limit any lawful rights to indemnification existing independently of this Article VI.

SECTION 9. Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article VI with respect to any Proceeding arising out of or relating to any actions, transactions or facts occurring at or prior to the date of such merger or consolidation.

SECTION 10. Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and advance expenses to each indemnitee as to any expenses (including reasonable attorneys’ fees), judgments, fines, liabilities, losses, and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

SECTION 11. Subsequent Legislation. If the Massachusetts General Laws, or any successor statutory provisions, are amended after adoption of this Article VI to expand further the indemnification permitted to an indemnitee, then the Corporation shall indemnify all such persons to the fullest extent permitted by the Massachusetts General Laws, or any successor statutory provisions, as so amended.

The Articles of Organization of the Company provide that directors shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any improper distributions under Massachusetts law, or (iv) for any transaction from which the director derived an improper personal benefit.

The Massachusetts Business Corporation Act requires that a corporation organized under the laws of the Commonwealth of Massachusetts, such as the Company, indemnify any director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit
Number	Description of Exhibit

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP as to the legality of the securities being registered

10.1
Enterprise Bancorp, Inc. 2016 Stock Incentive Plan (incorporated herein by reference to the Company’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on March 31, 2016 (File No. 001-33912))

23.1	Consent of KPMG LLP (independent registered public accounting firm)

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

24	Power of Attorney (included on signature pages to this Registration
Statement)

Item 9. Undertakings.

(a)    The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant’s Articles of Organization and By-laws, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Enterprise Bancorp, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lowell, Commonwealth of Massachusetts, on September 26, 2016.

ENTERPRISE BANCORP, INC.

By: /s/ James A. Marcotte
James A. Marcotte
Executive Vice President, Chief
Financial Officer and Treasurer

Each person whose signature appears below hereby constitutes and appoints George L. Duncan, Richard W. Main, John P. Clancy, Jr. and James A. Marcotte, and each of them acting singly, in place and stead of each such person to file any and all amendments that may be required in connection with this Registration Statement (including all exhibits thereto) and to sign any and all other documents relating thereto, which amendments may make such changes in the Registration Statement as said officer so acting deems advisable.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on September 26, 2016.

Signature	Title

/s/ John P. Clancy, Jr.	Chief Executive Officer and Director
John P. Clancy, Jr.	(principal executive officer)

/s/ James A. Marcotte	Executive Vice President, Chief
James A. Marcotte	Financial Officer and Treasurer
(principal financial officer)

/s/ Michael K. Sullivan	Senior Vice President and Controller of
Michael K. Sullivan	Enterprise Bank and Trust Company
(principal accounting officer)

/s/ Gino J. Baroni	Director
Gino J. Baroni

/s/ John R. Clementi	Director
John R. Clementi

/s/ James F. Conway, III	Vice Chairman and Director
James F. Conway, III

/s/ Carole A. Cowan	Director
Carole A. Cowan

/s/ Normand E. Deschene	Director
Normand E. Deschene

/s/ George L. Duncan	Chairman and Director
George L. Duncan

/s/ John T. Grady, Jr.	Director
John T. Grady, Jr.

/s/ Eric W. Hanson	Assistant Secretary and Director
Eric W. Hanson

/s/ Mary Jane King	Director
Mary Jane King

/s/ John A. Koutsos	Director
John A. Koutsos

/s/ Joseph C. Lerner	Director
Joseph C. Lerner

/s/ Richard W. Main	President and Director
Richard W. Main

Director
Jacqueline F. Moloney

/s/ Luis M. Pedroso	Director
Luis M. Pedroso

/s/ Michael T. Putziger	Director
Michael T. Putziger

/s/ Carol L. Reid	Director
Carol L. Reid

/s/ Michael A. Spinelli	Secretary and Director
Michael A. Spinelli

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

5.1	Opinion of Nelson Mullins Riley & Scarborough LLP as to the legality of the securities being registered

10.1
Enterprise Bancorp, Inc. 2016 Stock Incentive Plan (incorporated herein by reference to the Company’s Definitive Proxy Statement on Schedule 14A as filed with the Commission on March 31, 2016 (File No. 001-33912))

23.1	Consent of KPMG LLP (independent registered public accounting firm)

23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1)

24	Power of Attorney (included on signature pages to this Registration
Statement)